As filed with the Securities and Exchange Commission on June 13, 2011
Registration No. 333-173440

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 4
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
KiOR, Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	2860 (Primary Standard Industrial Classification Code Number)	51-0652233 (I.R.S. Employer Identification Number)

13001 Bay Park Road
Pasadena, Texas 77507
(281) 694-8700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Christopher A. Artzer
Vice President, General Counsel and Secretary
13001 Bay Park Road
Pasadena, Texas 77507
(281) 694-8700
(Address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Felix P. Phillips Troy S. Lee Baker Botts L.L.P. One Shell Plaza 910 Louisiana Houston, Texas 77002-4995 (713) 229-1234	Andrew S. Williamson Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public:  As soon as practicable on or after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount to be	Offering Price Per	Proposed Maximum Aggregate	Amount of
Securities to be Registered	Registered(1)	Share(2)	Offering Price(1)(2)	Registration Fee(3)
Class A common stock, par value $0.0001 per share	11,500,000	$21.00	$241,500,000	$28,039

(1)	Includes 1,500,000 shares of Class A common stock issuable upon exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(3)	$28,039 previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
     This Amendment No. 4 is being filed solely for the purpose of filing Exhibit 99.1 to the Registration Statement on Form S-1 (File No. 333-173440). This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement and accordingly such prospectus is not reproduced in this Amendment No. 4. This Amendment No. 4 also does not modify any provision of Items 13, 14, 15 or 17 of Part II of the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other expenses of issuance and distribution

The following table sets forth the costs and expenses to be paid by us in connection with the sale of the shares of Class A common stock being registered hereby. All amounts are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee.

Securities and Exchange Commission registration fee	$28,039
FINRA filing fee	24,650
Nasdaq listing fee	250,000
Accounting fees and expenses	395,000
Legal fees and expenses	1,025,000
Printing and engraving expenses	400,000
Transfer agent and registrar fees and expenses	2,500
Other expenses	300,000

Total	$2,425,189

Item 14.	Indemnification of directors and officers

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation, under certain circumstances, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was an officer or director of such corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, such indemnification is available if he had no reasonable cause to believe his conduct was unlawful.

Article VIII of the registrant’s Amended and Restated Bylaws (the “Bylaws”), will provide for indemnification of each person who is or was made a party to any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding because such person is, was or has agreed to become an officer or director of the registrant or is a person who is or was serving or has agreed to serve at the request of the registrant as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation or of a partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise to the fullest extent permitted by the DGCL as it existed at the time the indemnification provisions of the Bylaws were adopted or as may be thereafter amended. Article VIII expressly provides that it is not the exclusive method of indemnification.

Section 145 of the DGCL also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was an officer or director of such corporation against liability asserted against or incurred by him in any such capacity, whether or not such corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145.

Article VIII of the Bylaws will also provide that the registrant may maintain insurance, at the registrant’s expense, to protect the registrant and any director, officer, employee or agent of the registrant or of another entity against any expense, liability, or loss, regardless of whether the registrant would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (d) for any transaction from which the director derived improper personal benefit. Article VIII of the registrant’s Amended and Restated Certificate of Incorporation will contain such a provision.

The underwriting agreement to be entered into in connection with this offering will provide that the Underwriters shall indemnify the registrant, its directors and certain officers of the registrant against liabilities resulting from information furnished by or on behalf of the Underwriters specifically for use in the Registration Statement. Please read “Item 17. Undertakings” for a description of the Commission’s position regarding such indemnification provisions.

Item 15.	Recent sales of unregistered securities

During the past three years, we have issued unregistered securities to a number of persons, as described below (after giving effect to a 4-for-1 stock split in April 2010 and 2-for-1 stock split in June 2011):

(a) Equity Issuances

•	In November 2007, we issued and sold 14,400,000 shares of our Class B common stock to an accredited investor for intellectual property valued at approximately $2.6 million.

•	In November 2007 and June 2008, we issued and sold an aggregate of 24,000,000 shares of our Series A preferred stock at $0.183 per share for an aggregate purchase price of approximately $4.4 million to an accredited investor.

•	In June 2008, we issued and sold 20,571,576 shares of our Series A-1 preferred stock at $0.487 per share for an aggregate purchase price of approximately $10 million to an accredited investor.

•	From April to July 2010, we issued and sold an aggregate of 19,379,844 shares of our Series B preferred stock at $4.902 per share for an aggregate purchase price of approximately $95 million to 12 accredited investors. In addition, in April 2010, we issued 5,099,958 shares of our Series B preferred stock to an accredited investor in exercise of the conversion of a convertible promissory note in the amount of $15,000,000, representing a per share purchase price of $2.941 per share.

•	In April 2011, we issued and sold an aggregate of 11,219,908 shares of our Series C convertible preferred stock at $4.902 per share for an aggregate purchase price of approximately $55.0 million to eight accredited investors that were existing investors in our company.

(b) Debt Issuance

•	In August 2009, we issued a convertible promissory note in the amount of $15,000,000 to an accredited investor. Before any of the principal was repaid, this note was converted into 5,099,958 shares of Series B preferred stock at a conversion price of $2.941 per share as described above.

(c) Warrant Issuances

•	In December 2008, we issued a warrant to purchase 411,312 shares of our Series A-1 preferred stock at an exercise price of $0.487 per share to Lighthouse Capital Partners VI, L.P. in connection with a $5 million equipment loan.

•	In January 2010, we issued warrants to purchase an aggregate of 261,800 shares of our Series B preferred stock at an exercise price of $2.941 to Lighthouse Capital Partners VI, L.P. (183,260 shares) and Leader Lending, LLC (78,540 shares) in connection with a $7 million business loan.

•	In March 2010, we issued a warrant to purchase 16,998 shares of our Series B preferred stock at an exercise price of $2.491 per share to Silicon Valley Bank in connection with a $1 million equipment loan.

•	In April 2010, we issued a warrant to purchase 30,600 shares of our Series B preferred stock at an exercise price of $4.902 per share to Lighthouse Capital Partners VI, L.P. in connection with the December 2008 $5 million equipment loan.

•	In July 2010, we issued three warrants to purchase an aggregate of 157,424 shares of our Class A common stock at an exercise price of $0.09 per share to consultants for services rendered to us. One of these warrants covering 10,000 shares of our Class A common stock was exercised in March 2011 for net proceeds received by us of $900.

•	In June 2011, we issued warrants to purchase an aggregate of 10,198 shares of our Series C preferred stock at an exercise price of $4.902 per share to Lighthouse Capital Partners VI, L.P. in connection with an amendment to the December 2008 $5 million equipment loan.

•	In June 2011, we issue warrant to purchase an aggregate of 50,996 shares of our Series C preferred stock at an exercise price of $4.902 per share to Lighthouse Capital Partners VI, L.P. (35,698 shares) and Leader Lending, LLC (15,298 shares) in connection with an amendment to a $7 million business loan.

(d)Options under Amended and Restated 2007 Stock Option/Stock Issuance Plan

•	As of March 31, 2011, we have issued 15,091,334 shares of our Class A common stock and Class B common stock to employees, directors and consultants issuable upon the exercise of options to purchase under our amended and restated 2007 Stock Option/Stock Issuance Plan, with exercise prices ranging from $0.08375 to $1.98 per share.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and the registrant believes the transactions were exempt from the registration requirements of the Securities Act of 1933 in reliance on Section 4(2) thereof, and the rules and regulations promulgated thereunder, or Rule 701 thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients of securities described in paragraphs (a), (b) and (c) above were accredited or sophisticated and either received adequate information about the registrant or had access, through their relationships with the registrant, to such information.

Item 16.	Exhibits and financial statement schedules

(a)The following exhibits are filed herewith:

		Previously Filed				Filed
Number	Exhibit	Form	File No.	Filing Date	Exhibit	Herewith

1.1	Form of Underwriting Agreement.	S-1	333-173440	May 18, 2011	1.1
3.1	Amended and Restated Certificate of Incorporation, as currently in effect.	S-1	333-173440	June 10, 2011	3.1
3.2	Amended and Restated Bylaws, as currently in effect.	S-1	333-173440	May 18, 2011	3.2
3.3	Form of Amended and Restated Certificate of Incorporation, to be in effect upon completion of this offering.	S-1	333-173440	May 18, 2011	3.3
3.4	Form of Amended and Restated Bylaws, to be in effect upon completion of this offering.	S-1	333-173440	May 18, 2011	3.4

		Previously Filed				Filed
Number	Exhibit	Form	File No.	Filing Date	Exhibit	Herewith

4.1	Specimen Stock Certificate representing Class A common stock.	S-1	333-173440	June 10, 2011	4.1
4.2	Amended and Restated Investors’ Rights Agreement dated April 21, 2011, among the Registrant and the Registrant’s securityholders listed therein.	S-1	333-173440	May 18, 2011	4.2
4.3	Preferred Stock Purchase Warrant issued December 30, 2008 by KiOR, Inc. to Lighthouse Capital Partners VI, L.P.	S-1	333-173440	April 11, 2011	4.4
4.4	Preferred Stock Purchase Warrant issued January 27, 2010 by KiOR, Inc. to Lighthouse Capital Partners VI, L.P.	S-1	333-173440	April 11, 2011	4.5
4.5	Preferred Stock Purchase Warrant issued January 27, 2010 by KiOR, Inc. to Leader Equity LLC.	S-1	333-173440	April 11, 2011	4.6
4.6	Warrant to Purchase Stock issued March 17, 2010, by KiOR, Inc. to Silicon Valley Bank.	S-1	333-173440	April 11, 2011	4.7
4.7	Form of Class A Common Stock Purchase Warrant issued July 28, 2010.	S-1	333-173440	May 18, 2011	4.7
4.8	Loan and Security Agreement No. 1451, dated as of December 30, 2008, between KiOR, Inc. and Lighthouse Capital Partners VI, L.P. (the “Loan 1451”).	S-1	333-173440	June 1, 2011	4.8
4.9	Amendment No. 1, dated as of February 28, 2011, to Loan 1451.	S-1	333-173440	June 1, 2011	4.9
4.10	Amendment No. 2, dated as of April 12, 2011, to Loan 1451.	S-1	333-173440	May 18, 2011	4.10
4.11	Loan and Security Agreement No. 1452, dated as of January 27, 2010, between KiOR, Inc. and Lighthouse Capital Partners VI, L.P., as Agent (the “Loan 1452”).	S-1	333-173440	June 1, 2011	4.11
4.12	Amendment No. 1, dated as of June 30, 2010, to Loan 1452.	S-1	333-173440	May 18, 2011	4.12
4.13	Amendment No. 2, dated as of February 28, 2011, to Loan 1452.	S-1	333-173440	June 1, 2011	4.13
4.14	Amendment No. 3, dated as of April 12, 2011, to Loan 1452.	S-1	333-173440	May 18, 2011	4.14
4.15	Preferred Stock Purchase Warrant issued June 6, 2011 to Lighthouse Capital Partners VI, L.P.	S-1	333-173440	June 10, 2011	4.15
4.16	Preferred Stock Purchase Warrant issued June 6, 2011 to Lighthouse Capital Partners VI, L.P.	S-1	333-173440	June 10, 2011	4.16
4.17	Preferred Stock Purchase Warrant issued June 6, 2011 to Leader Lending, LLC.	S-1	333-173440	June 10, 2011	4.17
5.1	Form of Opinion of Baker Botts L.L.P.	S-1	333-173440	June 10, 2011	5.1

			Previously Filed				Filed
Number		Exhibit	Form	File No.	Filing Date	Exhibit	Herewith

10.1		Loan Agreement, dated as of March 17, 2011, between KiOR Columbus LLC and the Mississippi Development Authority.	S-1	333-173440	April 11, 2011	10.1
10.2		Purchase Money Security Agreement dated March 17, 2011, between KiOR Columbus LLC and the Mississippi Development Authority.	S-1	333-173440	April 11, 2011	10.2
10	.3†	Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	April 11, 2011	10.3
10	.4†	Form of Option Award Agreement under the Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	April 11, 2011	10.4
10	.5†	Form of Stock Award Agreement under the Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	April 11, 2011	10.5
10	.6†	Form of 409A Option Award Agreement under the Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	June 1, 2011	10.6
10	.7†	Form of 2011 Long-Term Incentive Plan.	S-1	333-173440	June 10, 2011	10.7
10	.8†	Form of Indemnification Agreement.	S-1	333-173440	May 18, 2011	10.8
10.9		Memorandum of Understanding, dated as of April 14, 2011, among KiOR, Inc., KiOR Columbus, LLC, Lowndes County, Mississippi, the Lowndes County Port Authority and the City of Columbus, Mississippi.	S-1	333-173440	May 18, 2011	10.9
10.10		Hydrogen On-Site Supply Agreement, dated as of December 10, 2010, by and between Matheson Tri-Gas, Inc. and KiOR, Inc.	S-1	333-173440	May 18, 2011	10.10
10	.11**	Feedstock Supply Agreement, dated as of May 27, 2011, between Catchlight Energy LLC and KiOR Columbus LLC.	S-1	333-173440	June 10, 2011	10.11
21.1		Subsidiaries.	S-1	333-173440	May 18, 2011	21
23.1		Consent of PricewaterhouseCoopers LLP.	S-1	333-173440	June 10, 2011	23.1
23	.2*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).	S-1
23.3		Consent of TIAX LLC.	S-1	333-173440	April 11, 2011	23.3
24.1		Power of Attorney	S-1	333-173440	April 11, 2011	24.1
99	.1**	Engineering, Procurement Services and Construction Agreement, dated as of January 5, 2011, between Kellogg Brown & Root LLC and KiOR Columbus, LLC.	S-1				X

*	To be filed by amendment.

**	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

†	Management contracts or compensatory plans or arrangements.

Agreements with respect to certain of the Registrant’s long-term debt are not filed as Exhibits hereto inasmuch as the debt authorized under any such agreement does not exceed 10% of the Registrant’s total assets. The Registrant agrees to furnish a copy of each such agreement to the SEC upon request.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(a)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)To provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)For purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(d)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 13th day of June, 2011.

KiOR, Inc.

By:	/s/ Fred Cannon
Fred Cannon
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 13th day of June, 2011.

Signature	Title

/s/ Fred Cannon Fred Cannon	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ John H. Karnes John H. Karnes	Chief Financial Officer (Principal Financial Officer)

/s/ George E. Staggs George E. Staggs	Controller and Treasurer (Principal Accounting Officer)

* Ralph Alexander	Director

* Jagdeep Singh Bachher	Director

* Samir Kaul	Director

* John Melo	Director

* Paul O’Connor	Director

* William Roach	Director

Signature		Title

* Gary L. Whitlock		Director

*By:	/s/ Christopher A. Artzer Christopher A. Artzer Attorney-in-Fact

EXHIBIT INDEX

		Previously Filed				Filed
Number	Exhibit	Form	File No.	Filing Date	Exhibit	Herewith

1.1	Form of Underwriting Agreement.	S-1	333-173440	May 18, 2011	1.1
3.1	Amended and Restated Certificate of Incorporation, as currently in effect.	S-1	333-173440	June 10, 2011	3.1
3.2	Amended and Restated Bylaws, as currently in effect.	S-1	333-173440	May 18, 2011	3.2
3.3	Form of Amended and Restated Certificate of Incorporation, to be in effect upon completion of this offering.	S-1	333-173440	May 18, 2011	3.3
3.4	Form of Amended and Restated Bylaws, to be in effect upon completion of this offering.	S-1	333-173440	May 18, 2011	3.4
4.1	Specimen Stock Certificate representing Class A common stock.	S-1	333-173440	June 10, 2011	4.1
4.2	Amended and Restated Investors’ Rights Agreement dated April 21, 2011, among the Registrant and the Registrant’s securityholders listed therein.	S-1	333-173440	May 18, 2011	4.2
4.3	Preferred Stock Purchase Warrant issued December 30, 2008 by KiOR, Inc. to Lighthouse Capital Partners VI, L.P.	S-1	333-173440	April 11, 2011	4.4
4.4	Preferred Stock Purchase Warrant issued January 27, 2010 by KiOR, Inc. to Lighthouse Capital Partners VI, L.P.	S-1	333-173440	April 11, 2011	4.5
4.5	Preferred Stock Purchase Warrant issued January 27, 2010 by KiOR, Inc. to Leader Equity LLC.	S-1	333-173440	April 11, 2011	4.6
4.6	Warrant to Purchase Stock issued March 17, 2010, by KiOR, Inc. to Silicon Valley Bank.	S-1	333-173440	April 11, 2011	4.7
4.7	Form of Class A Common Stock Purchase Warrant issued July 28, 2010.	S-1	333-173440	May 18, 2011	4.7
4.8	Loan and Security Agreement No. 1451, dated as of December 30, 2008, between KiOR, Inc. and Lighthouse Capital Partners VI, L.P. (the “Loan 1451”).	S-1	333-173440	June 1, 2011	4.8
4.9	Amendment No. 1, dated as of February 28, 2011, to Loan 1451.	S-1	333-173440	June 1, 2011	4.9
4.10	Amendment No. 2, dated as of April 12, 2011, to Loan 1451.	S-1	333-173440	May 18, 2011	4.10
4.11	Loan and Security Agreement No. 1452, dated as of January 27, 2010, between KiOR, Inc. and Lighthouse Capital Partners VI, L.P., as Agent (the “Loan 1452”).	S-1	333-173440	June 1, 2011	4.11
4.12	Amendment No. 1, dated as of June 30, 2010, to Loan 1452.	S-1	333-173440	May 18, 2011	4.12
4.13	Amendment No. 2, dated as of February 28, 2011, to Loan 1452.	S-1	333-173440	June 1, 2011	4.13
4.14	Amendment No. 3, dated as of April 12, 2011, to Loan 1452.	S-1	333-173440	May 18, 2011	4.14

			Previously Filed				Filed
Number		Exhibit	Form	File No.	Filing Date	Exhibit	Herewith

4.15		Preferred Stock Purchase Warrant issued June 6, 2011 to Lighthouse Capital Partners VI, L.P.	S-1	333-173440	June 10, 2011	4.15
4.16		Preferred Stock Purchase Warrant issued June 6, 2011 to Lighthouse Capital Partners VI, L.P.	S-1	333-173440	June 10, 2011	4.16
4.17		Preferred Stock Purchase Warrant issued June 6, 2011 to Leader Lending, LLC.	S-1	333-173440	June 10, 2011	4.17
5.1		Form of Opinion of Baker Botts L.L.P.	S-1	333-173440	June 10, 2011
10.1		Loan Agreement, dated as of March 17, 2011, between KiOR Columbus LLC and the Mississippi Development Authority.	S-1	333-173440	April 11, 2011	10.1
10.2		Purchase Money Security Agreement dated March 17, 2011, between KiOR Columbus LLC and the Mississippi Development Authority.	S-1	333-173440	April 11, 2011	10.2
10	.3†	Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	April 11, 2011	10.3
10	.4†	Form of Option Award Agreement under the Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	April 11, 2011	10.4
10	.5†	Form of Stock Award Agreement under the Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	April 11, 2011	10.5
10	.6†	Form of 409A Option Award Agreement under the Amended and Restated 2007 Stock Option/Stock Issuance Plan.	S-1	333-173440	June 1, 2011	10.6
10	.7†	Form of 2011 Long-Term Incentive Plan.	S-1	333-173440	June 10, 2011	10.7
10	.8†	Form of Indemnification Agreement.	S-1	333-173440	May 18, 2011	10.8
10.9		Memorandum of Understanding, dated as of April 14, 2011, among KiOR, Inc., KiOR Columbus, LLC, Lowndes County, Mississippi, the Lowndes County Port Authority and the City of Columbus, Mississippi.	S-1	333-173440	May 18, 2011	10.9
10.10		Hydrogen On-Site Supply Agreement, dated as of December 10, 2010, by and between Matheson Tri-Gas, Inc. and KiOR, Inc.	S-1	333-173440	May 18, 2011	10.10
10	.11**	Feedstock Supply Agreement, dated as of May 27, 2011, between Catchlight Energy LLC and KiOR Columbus LLC.	S-1	333-173440	June 10, 2011	10.11
21.1		Subsidiaries.	S-1	333-173440	May 18, 2011	21
23.1		Consent of PricewaterhouseCoopers LLP.	S-1	333-173440	June 10, 2011	23.1
23	.2*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).	S-1
23.3		Consent of TIAX LLC.	S-1	333-173440	April 11, 2011	23.3
24.1		Power of Attorney	S-1	333-173440	April 11, 2011	24.1

			Previously Filed				Filed
Number		Exhibit	Form	File No.	Filing Date	Exhibit	Herewith

99	.1**	Engineering, Procurement Services and Construction Agreement, dated as of January 5, 2011, between Kellogg Brown & Root LLC and KiOR Columbus, LLC.	S-1				X

*	To be filed by amendment.

**	Certain portions have been omitted pursuant to a confidential treatment request. Omitted information has been filed separately with the SEC.

†	Management contracts or compensatory arrangements.

Agreements with respect to certain of the Registrant’s long-term debt are not filed as Exhibits hereto inasmuch as the debt authorized under any such agreement does not exceed 10% of the Registrant’s total assets. The Registrant agrees to furnish a copy of each such agreement to the SEC upon request.